                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                _______________

                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported) June 25, 1998



                       Interactive Entertainment Limited
                    (formerly Sky Games International Ltd.)
            (Exact name of registrant as specified in its charter)



   Bermuda                       0-22622                        98-0170199
(State or other          (Commission File Number)              (IRS Employer
Jurisdiction of                                           Identification Number)
incorporation)

                              845 Crossover Lane
                                  Suite D-215
                           Memphis, Tennessee 38117
                                (901) 537-3800
                         (Address, including zip code,
                  and telephone number, including area code,
                 of registrant s principal executive offices)

ITEM 5.   Other Events

     Interactive Entertainment Limited (the "Company") has entered into a Securities Agreement with B/E Aerospace, Inc. a Delaware corporation ("B/EA"), dated June 25, 1998, whereby the Company has agreed to redeem the outstanding shares of convertible redeemable class A preferred shares, par value $.01 per share, of the Company (the "Preferred Stock") held by B/EA.

     The Securities Agreement provides that the Company will redeem the Preferred Stock held by B/EA at a redemption price of $1,000 per share of Preferred Stock plus accrued and unpaid dividends thereon. Under the terms of the Securities Agreement, the Company is to redeem B/EA's Preferred Stock as follows: one hundred (100) shares of Preferred Stock on June 30, 1998, two hundred (200) shares of Preferred Stock on each of July 31, August 31, and September 30, 1998 and one hundred (100) shares of Preferred Stock (or such lesser amount as may then be outstanding) on the last business day of each month thereafter commencing October 1998. The Company, at its option, can redeem all the outstanding shares of the Preferred Stock at any time following the sixtieth
(60th) day after receipt of notice to B/EA by the Company of its election to do so at the same $1,000 per share redemption price.

     Under the terms of the Securities Agreement, if the Company is in compliance with the foregoing redemption obligations, B/EA will not convert any of its Preferred Stock and has agreed to give the Company a right of first offer with respect to any future transfers by B/EA of the Preferred Stock. In the event the Company is not in compliance with its redemption obligations, B/EA has agreed to provide the Company with not less than ten (10) days' notice of any election to convert the Preferred Stock into common shares, par value $.01 per share, of the Company (the "Common Stock") and will permit the Company to redeem all shares of Preferred Stock which B/EA had otherwise elected to convert at any time prior to or on the date for their conversion upon two (2) business days' notice by the Company.

     If B/EA were to convert the Preferred Stock and the aggregate value of (i) the shares of Common Stock issued upon conversion of the Preferred Stock multiplied by the then prevailing market price of the Common Stock plus (ii) all additional amounts received by B/EA pursuant to the redemption of the Preferred Stock by the Company plus (iii) all amounts received by B/EA as proceeds from the sale of shares of Common Stock issued upon conversion of the Preferred Stock is less than $2,737,443, then the Company would be obligated to either (x) issue such additional number of shares of Common Stock to B/EA such that at the then prevailing market price of the Common Stock, the aggregate value of B/EA's Common Stock, Preferred Stock and redemption proceeds would equal $2,737,443 or
(y) purchase all Common Stock, Preferred Stock and redemption proceeds for an amount equal to $2,737,443 less B/EA's redemption proceeds. The terms of the Preferred Stock allow for the conversion of such shares at any time into a number of shares of Common Stock determined by dividing $1,000 per share of Preferred Stock, plus any accrued and unpaid dividends thereon by a conversion price equal to the current market price less a 30% discount. The discount increases to 35% on March 1, 1999 and to 40% on August 31, 1999.

     In the event that B/EA's shares of Preferred Stock are converted into Common Stock, the number of shares of Common Stock which were issued to affiliates of Harrah's Entertainment Inc. ("Harrah's") pursuant to a Plan and Agreement of Merger and Amalgamation (the "Amalgamation Agreement") would be increased without additional consideration to the Company to adjust for any dilution from such conversion of Preferred Stock. Harrah's affiliates would also have preemptive rights pursuant to a Registration and Preemptive Rights Agreement which was entered into in connection with the Amalgamation Agreement. The Company's redemption of the Preferred Stock in accordance with the Securities Agreement would prevent any conversion of the Preferred

Stock and the issuance of additional shares of Common Stock to the affiliates of Harrah's. B/EA has, subject to certain conditions, one demand registration right with respect to not less than $2 million of the shares of Common Stock received pursuant to a conversion of the Preferred Stock and the right to include its shares of Common Stock received upon conversion of the Preferred Stock in registered offerings by the Company.

     Dividends on the Preferred Stock are cumulative as of February 28, 1997 and payable quarterly at an annual dividend rate of 9% per $1,000. Upon a liquidation of the Company, holders of the Preferred Stock would be entitled to repayment of an amount equal to $1,000 per share plus accrued and unpaid dividends, prior to any distributions to holders of Common Stock. The Preferred Stock does not have any voting rights. B/EA owns all of the Company's 2,737.443 outstanding shares of Preferred Stock.

     The Securities Agreement is attached as an exhibit hereto and is incorporated herein by reference.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits (numbered in accordance with Item 601 of Regulation S-K).

    99.1 Form of Securities Agreement by and between B/E Aerospace, Inc. and Interactive Entertainment Limited, dated June 25, 1998.

    99.2  Press Release from the Company dated June 26, 1998.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  INTERACTIVE ENTERTAINMENT LIMITED


July 1, 1998                      By: /s/ David Lamm
                                      ------------------------------------------
                                          David Lamm
                                          Chief Financial Officer, Secretary and
                                          Treasurer

                                 EXHIBIT INDEX

Exhibit No.       Description                                          Page No.
-----------       -----------                                          --------
99.1              Form of Securities Agreement by and between B/E           6
                  Aerospace, Inc. and Interactive Entertainment
                   Limited, dated June 25, 1998

99.2              Press release from the Company dated                     12
                   June 26, 1998